Exhibit 2.6

ADDENDUM TO THE ASSET PURCHASE AGREEMENT BETWEEN MEDICAL TRANSCRIPTION BILLING, CORP. AND PRACTICARE MEDICAL MANAGEMENT, INC., ET. AL.

This agreement is entered into by and between Medical Transcription Billing, Corp., a Delaware corporation (“Purchaser”), Practicare Medical Management, Inc., a New York corporation (the “Seller”); Ultimate Medical Management, Inc., a New York corporation (the “Parent”); James N. Antonacci, Jr. (the “Principal Shareholder”)as of this 21st day of March, 2014 and constitutes a modification to the Asset Purchase Agreement (referred to also as the “Agreement”) entered into by and among the parties on and around August 23, 2013.

WHEREAS, the parties entered into the Agreement on and around August 23, 2013 and the parties desire to enter into this agreement in order to extend the deadline to close this transaction as described in Sections 8.1 (c) and (d) of the Agreement;

NOW THEREFORE, in consideration of the premises, the provisions of this Addendum, and the mutual promises contained herein, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Termination Events, Sections 8.1 (c) and (d). Notwithstanding anything contained in the Agreement to the contrary, the parties agree to extend the deadline of the Closing Date from February 28, 2014 to May 31, 2014.

2. Integration and Suppression of Inconsistent Provisions. The terms and provisions contained herein are hereby integrated into and shall be deemed a part of the Asset Purchase Agreement. To the extent that any provisions of the Asset Purchase Agreement shall be inconsistent with the terms of this Addendum agreement, the terms of this Addendum agreement shall control.

Entered into and effective this 21st day of March, 2014.

Practicare Medical Management, Inc.,	Ultimate Medical Management, Inc.,
a New York Corporation	a New York Corporation

By: /s/ James N. Antonacci, Jr.	By: /s/ James N. Antonacci, Jr.
James N. Antonacci, Jr.	James N. Antonacci, Jr.

James N. Antonacci, Jr.,
an Individual

By: /s/ James N. Antonacci, Jr.
James N. Antonacci, Jr.

Medical Transcription Billing, Corp.,
a Delaware Corporation

By: /s/ Stephen Snyder
Stephen Snyder